Exhibit 99.1

SmartRent Appoints Ana Pinczuk to its Board of Directors

Accomplished Executive Brings Decades of Experience Driving Technology Innovation and Business Growth

Scottsdale, Ariz., February 3, 2025 — SmartRent, Inc. (NYSE: SMRT), the leading provider of smart communities solutions and smart operations solutions for the rental housing industry, today announced the appointment of Ana Pinczuk to its Board of Directors. She will serve as a member of the Compensation and Nominating and Corporate Governance Committees.

Pinczuk brings more than 30 years of experience in leadership and executive roles across a variety of technology companies spanning AI, robotics, SaaS, data storage and cybersecurity. Most recently, she served as Chief Operating Officer of Dexterity, a leading AI robotics software company specializing in logistics automation. Prior to that she was the Chief Development Officer of Anaplan (NYSE: PLAN); Chief Product Officer of Veritas; and President and General Manager of HPE Pointnext at Hewlett Packard Enterprise (NYSE: HPE). She has also held various senior sales and engineering leadership roles at Cisco (NASDAQ: CSCO).

Pinczuk currently serves on the boards of Aptiv (NYSE: APTV) and SentinelOne (NYSE: S) and advises and invests in technology startups. She previously served on the boards of FIVE9 Inc. (NASDAQ: FIVN) and KLA Corp (NASDAQ: KLAC). Pinczuk also advises organizations in the nonprofit sector, serving as a board trustee of Cornell University and a board member of both AI4All and the Latino Donor Collaborative.

“Ana is a seasoned leader with a strong history of driving business transformation and leading highly effective teams across the technology sector,” said John Dorman, Chairman of the SmartRent Board of Directors. “Her extensive experience scaling SaaS companies, advancing technology innovation and improving business performance will be instrumental as we continue delivering software to solve complex challenges for our customers. We look forward to applying her insights to help us accelerate market expansion and deliver greater value for our customers, partners and shareholders.”

Pinczuk has been widely recognized for her business and leadership acumen. She was named a Top 100 Latino Leader by Board Prospects in 2024, Latino Leaders’ Top 100 Most Influential Latinas in 2021 and 2020 and Fortune’s Top 50 Latinas in 2018 and 2017.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end enterprise ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption, enhancing the resident experience and more. The company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Media Contact
Amanda Chavez - Vice President, Marketing and Communications
media@smartrent.com

Investor Contact
Kelly Reisdorf - Head of Investor Relations
investors@smartrent.com